Exhibit 10.34

NON-EMPLOYEE DIRECTOR STOCK PURCHASE PROGRAM

Approved by the Non-Employee Directors on January 21, 2009

WHEREAS, the non-employee directors of the Company (the “Outside Directors”) consider it in the best interests of the Company (i) to encourage increased ownership of the Company’s common stock (“Common Stock”) by its Outside Directors and (ii) to increase the Company’s cash assets, by providing for the direct purchase of Common Stock from the Company; and

WHEREAS, such purchases should be made in compliance with all applicable laws, including without limitation Nasdaq pricing requirements, and shall be further subject to volume limitations and compliance with the Company’s existing procedures for open market transactions in Common Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Company be, and it hereby is, authorized to issue and sell shares of Common Stock, out of its authorized but unissued shares, to persons serving as its Outside Directors, subject to compliance with all of the following conditions:

1.	Compliance of all such sales with all applicable laws, including without limitation the sale of such shares shall be at a price not less than the closing bid price immediately preceding the entering into of the binding agreement to issue the securities; for example, if the transaction is entered into during market hours before the close of the regular session at 4 PM Eastern Time, the previous trading day’s closing bid price is used. If it is after the close of the regular session, then that day’s closing bid price is used;

2.	No director may purchase more than 40,000 shares between the closing of two successive regular sessions;

3.	No director may purchase more than 100,000 shares per calendar quarter under this authorization; provided that nothing shall prohibit purchases in the open market, which shall not be aggregated with this limitation;

4.	No director may sell the shares so purchased within six months after the date of purchase, except as permitted by the Outside Directors by resolution;

5.	Such transactions may be made only after compliance with the Company’s insider trading policy applicable to its directors in effect from time to time, and at such times as purchases could be made in compliance with such policy;

6.	The policy shall not apply to Messrs. Dean C. Campbell and Francis J. Hughes, Jr., who are retiring from the Board of Directors as of the Company’s Annual Meeting on January 21, 2009; and

7.	The Outside Directors shall have the authority to modify or terminate this program at any time in their sole discretion.